EXHIBIT 10.43

PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CERTAIN PORTIONS OF THIS AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS OF THIS AGREEMENT ARE IDENTIFIED IN THE TEXT BY THE SYMBOL”[XXXX].”

SOTHEBY'S RESTRICTED STOCK UNIT PLAN

PERFORMANCE SHARE UNIT AGREEMENT

THIS AGREEMENT, entered into effective as of the 26th day of February, 2015 between SOTHEBY'S, a Delaware corporation (the "Corporation"), and BRUNO VINCIGUERRA (the "Participant").

WITNESSETH:

WHEREAS, the Board of Directors of the Corporation (the "Board") has established the Sotheby's Restricted Stock Unit Plan, as amended (the "Plan") in order to provide employees of the Corporation with an opportunity to acquire shares of the Corporation's Common Stock, as an inducement to remain in the service of the Corporation or a Subsidiary and to promote the Participant’s commitment to the success of the Corporation during such service.

WHEREAS, Section 6.2 of the Plan provides that Restricted Stock or Restricted Stock Unit Awards will be subject to attainment of performance goals (“Performance Share Units” or “PSUs”), as determined by the Compensation Committee at the time of grant.

WHEREAS, the Board has determined that it would be in the best interests of the Corporation and its shareholders to award Performance Share Units with financial performance objectives that appropriately address corporate operating and retention objectives, foster a long term focus on the Company’s business and align management with shareholder interests.

WHEREAS, subject to the execution of this Agreement, the Board has approved an award of Performance Share Units to the Participant.

NOW, THEREFORE, it is agreed as follows:

1.    Definitions and Incorporation. The terms used in this Agreement shall have the meanings given to such terms in the Plan unless a term is specifically defined in the Severance Agreement dated January 1, 2015 (the “Severance Agreement”), in which case the Severance Agreement will control. The Plan is hereby incorporated in and made an integral part of this Agreement as if fully set forth herein. In the event of any inconsistency between any provision of the Plan and any provision of this Agreement, the provision of the Plan shall prevail unless the Agreement states that it is intended to differ from the Plan as authorized thereby with respect to a specific issue. The Participant hereby acknowledges that he has received a copy of the Plan and agrees to comply with the terms and conditions of the Plan and this Agreement.

2.    Award of Performance Share Units. Effective February 26, 2015, the Corporation hereby grants to the Participant an award of 26,260 Performance Share Units. If vested, each Performance Share Unit will be payable in one share of Common Stock of the Corporation.

3.    Performance Objectives and Vesting.

(a)    The Performance Share Units will vest based upon the achievement of the Corporation’s three-year cumulative pre-tax earnings target of $ [XXXX]* (the “Performance Target”) during the three-year performance period from January 1, 2015 through December 31, 2017 (the “Performance Period”). The Participant acknowledges and agrees that the Performance Target is extremely confidential and subject to the provisions of the Participant’s confidentiality agreement with the Corporation. The Performance Share Units will be eligible for vesting on March 5, 2018 (the “Vesting Date”), provided: (i) the performance criteria are achieved; (ii) the Participant does not give notice of that he is voluntarily terminating employment without Good Reason during the Defined Period; (ii) the Participant does not terminate his employment without Good Reason during the Defined Period; (iii) the Participant is terminated for Cause; or (iv) after terminating employment in such circumstance as continued vesting is provided under his Severance Agreement, he fails to comply with his obligations under the Severance Agreement, including, but not limited to, his obligations under the Extended Restricted Period. Under no circumstances shall the Performance Share Units vest unless the performance metrics set forth in this Section are attained. The Agreement is intended to supersede any inconsistent provisions of the Plan in respect of this Section.

(b) The Vesting Date shall also be the payment date. Registration in the Participant’s name in book entry form of the shares of Common Stock underlying vested Performance Share Units will occur within sixty (60) days of the payment date.

(c)    On the Vesting Date, the vesting calculation will be based on the Corporation’s actual financial performance versus the Performance Target for the Performance Period. The eligible Performance Share Units will vest based on the percentage of achievement of the Performance Target as follows:

•	100% vesting if the Performance Target ($[XXXX]*) is achieved or exceeded

•	0% vesting if 0% of the Performance Target is achieved ($0 million)

•
If actual performance is between these two performance levels, then the % achievement of the Performance Target will be applied to the number of Performance Share Units awarded. The % achievement will be rounded to the nearest tenth decimal place (i.e. 95.64% achievement of the Performance Target is rounded to 95.6% and 95.6% of Performance Share Units vest).

If the calculated number of vested shares results in a fractional number, the number of vested shares will be rounded down to the nearest whole share.

4.    Voting and Dividend Rights. Except as otherwise determined by the Compensation Committee or required by applicable law, the Participant shall not have the right to vote the underlying shares of stock subject to a Performance Share Unit Award until the Performance Share Units have vested and the shares have been delivered to the Participant as provided in Section 6.3 of the Plan. The Participant will have the right to receive dividend equivalents on vested Performance Share Units. Dividend equivalents will accrue throughout the Performance Period of the Award, but will only be paid to the extent that the Performance Share Units vest. Dividend equivalents, to the extent they are payable, shall be paid no later than sixty (60) days after the Vesting Date. Such dividend equivalent payments made under this Agreement will be made by the Participant’s employer company and will be taxed to the
___________________________________________

 *CONFIDENTIAL TREATMENT HAS BEEN APPLIED FOR WITH RESPECT TO THE OMITTED INFORMATION, AND SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Participant in accordance with applicable law. All distributions, if any, received by the Participant with respect to Performance Share Units awarded herein as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan and this Agreement.

5.    Termination of Employment. Subject to Section 5(a) herein, in the event the Participant: (i) gives notice of that he is voluntarily terminating employment without Good Reason during the Defined Period; (ii) terminates his employment without Good Reason during the Defined Period; (iii) is terminated for Cause; or (iv) after terminating employment in such circumstance where continued vesting is provided under his Severance Agreement, he fails to comply with his obligations under the Severance Agreement, including, but not limited to, his obligations under the Extended Restricted Period, then the Participant’s rights with respect to: x) Performance Share Units that are not vested shall be forfeited immediately and permanently and y) any accrued dividend equivalents shall be forfeited immediately and permanently. The Participant shall not be entitled to claim any compensation or indemnification of any kind whatsoever on the basis of said forfeiture. Under no circumstances shall the Performance Share Units vest unless the performance metrics set forth in this Section are attained. The Agreement is intended to supersede any inconsistent provisions of the Plan in respect of this Section.
(a)With respect to grants of Performance Share Units, a Participant shall be vested at 100% of “target” level, and all performance restrictions waived, on the date of a termination of the Participant’s employment either without Cause by the Corporation or for Good Reason by the Participant if such termination occurs within two (2) years after the date of a Change in Control (as defined in the Plan). In such event, the Performance Share Units shall be paid in accordance with the Vesting Date.
(b)Notwithstanding the foregoing, if a Change in Control occurs and the Common Stock thereafter is no longer available for payment of the Performance Share Unit Award, or the Performance Share Units are not assumed or converted into comparable awards with respect to shares of the acquiring or successor company (or parent thereof), then each Performance Share Unit, whether or not previously vested, shall be converted into the right to receive cash or, if the consideration paid to the Common Stock holders in the Change in Control was not cash, then into the right to receive consideration in a form that is equivalent in value to the form of consideration payable to the Common Stock holders in exchange for their shares of Common Stock, in an amount equal to the product of (i) the consideration per share payable to the Common Stock holders multiplied by (ii) the number of shares of Common Stock covered by the Performance Share Unit.  The Performance Share Unit to be settled with this alternate form of consideration shall be paid in accordance with the Vesting Date. This alternative form of consideration shall become 100% vested after the date of a qualifying termination event as described above occurring within two (2) years of the date of a Change in Control and, in such event, shall be paid in accordance with the Vesting Date.
6.     Retirement of a Participant. In the event the Participant separates from service due to Retirement as defined in the Plan, the Participant shall vest in the percentage of Performance Share Units eligible for vesting in accordance with the time vesting and performance criteria set forth in Section 3 of this Agreement prorated based on the number of full years for which the Participant was an employee of the Company during the Performance Period. For proration purposes, the year in which the separation takes place counts as one full year of the Performance Period. It is intended that this Section of this Agreement shall control instead of the automatic vesting in Section 7.3 of the Plan upon Retirement of the Participant. In such event, the resulting vested Performance Share Units shall be paid in accordance with the Vesting Date.

7.    Death or Disability of a Participant. In the event the Participant separates from service due to death or Disability as defined in the Plan, the Participant or the Participant's beneficiary shall vest in the percentage of Performance Share Units eligible for vesting in accordance with the time vesting and performance criteria set forth in Section 3 of this Agreement. It is intended that this Section of this Agreement shall control instead of the automatic vesting in Section 7.3 of the Plan upon death or Disability of the Participant. In such event, the resulting vested Performance Share Units shall be paid in accordance with the Vesting Date.

8.    Securities Law Requirements.
(a) Regardless of whether the offering and sale of the shares of Common Stock under the Plan have been registered under the United States Securities Act of 1933 (the “Act”) or have been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the sale, pledge, or other transfer of such shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. In the event that the sale of such shares under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, the Participant shall be required to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.

(b)    Stock certificates evidencing such shares awarded under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:

“THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL FOR THE ISSUER, SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

Any determination by the Corporation and its counsel in connection with any of the matters set forth in this paragraph shall be conclusive as to all binding persons.

9.    Rights as an Employee. In the case that the Participant’s employment is “at will”, or otherwise, nothing in the Plan or this Agreement shall be construed to give the Participant or any person the right to remain in the employment of the Corporation or a Subsidiary or to affect the right of the Corporation or Subsidiary to terminate the Participant’s or such other person’s employment at any time with or without cause.

10.    Inspection of Records. Copies of the Plan, records reflecting the Participant’s Performance Share Unit award(s), and any other documents and records which the Participant is entitled by law to inspect shall be open to inspection by the Participant and his or her duly authorized representative(s) at the office of the Corporation at any reasonable business hour.

11.     Notices. Any notice to the Corporation contemplated by this Agreement shall be addressed to the attention of the Corporation’s Human Resource Department at 1334 York Avenue, New York, New York 10021; and any notice to the Participant shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.

12.    Interpretation. The interpretation, construction, performance, and enforcement of this Agreement and of the Plan shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons.

13.     Choice of Law. This Agreement, and all rights and obligations hereunder, shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

SOTHEBY’S

     By:    /S/ SUSAN ALEXANDER

Its: EVP, Worldwide Head of HR

Dated: February 26, 2015

By:    /S/ BRUNO VINCIGUERRA
Bruno Vinciguerra

Dated: February 27, 2015

4